COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                   EXHIBIT 12.1
CAROLINA FIRST CORPORATION AND SUBSIDIARIES


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($ in thousands)                                            THREE MONTHS ENDED      SIX MONTHS ENDED
                                                              JUNE 30, 1997          JUNE 30, 1997
                                                            -------------------  --------------------
EARNINGS:
  Income from continuing operations
     before income taxes...................................    $    7,185                 9,911

ADD:
  (a) Fixed charges........................................        16,332                31,512

DEDUCT:
  (a) Interest capitalized during year.....................
                                                            ------------------    ------------------
Earnings, for computation purposes.........................    $   23,517                41,423
                                                            ===================    ==================
FIXED CHARGES:
  Interest on indebtedness, expenses or cap................    $   16,089                31,029
  Portion of rents representative of the
     interest factor.......................................           211                   418
  Amortization of debt expense.............................            32                    64
                                                            ------------------    ------------------
Fixed charges, for computation purposes....................    $   16,332                31,512
                                                            ===================    ==================

RATIO OF EARNINGS TO FIXED CHARGES.........................          1.44 X                1.31 X
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